Exhibit 11
			       Xerox Corporation

		   Computation of Net Income Per Common Share
      (Dollars in millions, except per-share data; shares in thousands)

					   Three months       Nine months
				      ended September 30,  ended September 30,
					    1995     1994      1995     1994

I. Primary Net Income Per
     Common Share
   Net income                           $    236  $   186   $   621   $  483
   Accrued dividends on ESOP preferred
     stock, net                              (11)     (10)      (32)     (31)
   Accrued dividends on redeemable
     preferred stock                           -       (2)       (2)     (11)
   Call premium on redeemable preferred
     stock                                     -        -         -      (11)
     Adjusted net income                $    225  $   174   $   587   $  430

   Average common shares outstanding
     during the period                   107,774  105,683   107,101  105,277
   Common shares issuable with respect
     to common stock equivalents for
     stock options, incentive and
     exchangeable shares                   3,016    3,079     3,016    3,079
   Adjusted average shares outstanding
     for the period                      110,790  108,762   110,117  108,356
   Primary earnings per share           $   2.03  $  1.61   $  5.33  $  3.97


II.Fully Diluted Net Income Per
    Common Share
   Net income                           $    236  $   186   $   621   $  483
   Accrued dividends on redeemable
     preferred stock                           -       (2)       (2)     (11)
   Call premium on redeemable preferred
     stock                                     -        -         -      (11)
   ESOP expense adjustment, net of tax        (2)      (2)       (6)      (6)
   Interest on convertible debt, net
     of tax                                    1        1         2        2
     Adjusted net income                $    235  $   183   $   615  $   457

   Average common shares outstanding
     during the period                   107,774  105,683   107,101  105,277
   Stock options, incentive and
     exchangeable shares                   3,256    3,121     3,256    3,121
     Convertible debt                        881      881       881      881
     ESOP preferred stock                  9,585    9,792     9,585    9,792
   Adjusted average shares outstanding
     for the period                      121,496  119,477   120,823  119,071
   Fully diluted earnings per share     $   1.93  $  1.53   $  5.09  $  3.84

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